UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2013

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	0-26224	51-0317849
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

311 Enterprise Drive

Plainsboro, NJ 08536

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (609) 275-0500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On October 25, 2013, Integra LifeSciences Corporation (the “Company”), a Delaware corporation and wholly-owned subsidiary of Integra LifeSciences Holdings Corporation, entered into a stock purchase agreement (the “Purchase Agreement”) with Covidien Group S.a.r.l, a Luxembourg company (“Covidien”), for the acquisition by the Company of Confluent Surgical, Inc., a Delaware corporation (“Confluent Surgical”), including its surgical sealant and adhesion barrier product lines. Pursuant to the Purchase Agreement, the Company will acquire all of the capital stock of Confluent Surgical.

The acquired product lines generated approximately $65 million of consolidated revenues (unaudited) for Covidien in 2012, and have gross profit as a percentage of revenue substantially above the average for the Company and in line with the Company’s regenerative medicine products. The Company will not acquire any new facilities, does not expect substantial capital expenditures after the closing of the acquisition, and expects to add fewer than 50 employees around the world to support the acquired product lines.

Under the terms of the Purchase Agreement, the Company will pay Covidien an initial cash payment of $231 million upon the closing of the transaction and at that time make a prepayment of $4 million under a transitional supply agreement with an affiliate of Covidien. In addition, the Company may pay Covidien up to $30 million following the closing, contingent upon obtaining certain U.S. and European governmental approvals related to the completion of the transition of the Confluent Surgical business and the timely supply of products under the transitional supply agreement. The Company will also enter into a transition services agreement with an affiliate of Covidien at the closing.

Closing of the transactions under the Purchase Agreement is subject to certain conditions, including receipt of specified consents and closing deliveries, as well as there being no material adverse change in the business or condition of Confluent Surgical prior to the closing. Further, all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to the transactions contemplated by the Purchase Agreement shall have expired or been terminated prior to the closing.

The Purchase Agreement contains customary representations and warranties for a transaction of this type regarding, among other things, Confluent Surgical’s organization, capitalization and equity ownership, the accuracy of financial statements, the absence of certain changes or events since June 28, 2013, intellectual property matters, regulatory matters and compliance with applicable law.

The Purchase Agreement also includes covenants regarding, among other things, the operation of Confluent Surgical and its product lines prior to the closing, as well as non-competition and non-solicitation provisions applicable to Covidien and its affiliates for a five-year period and two-year period, respectively, following the closing. In addition, the Purchase Agreement provides for indemnification rights for, among other things, breaches of representations, warranties and covenants by the parties.

The Purchase Agreement contains certain termination rights allowing the Company and Covidien to terminate the Purchase Agreement upon the occurrence or non-occurrence of certain events, including the failure to consummate the transaction by January 31, 2014.

The Purchase Agreement contains representations and warranties that the Company and Covidien made to each other as of the date thereof or other specific dates, and such representations and warranties should not be relied upon by any other person. The assertions embodied in those representations and warranties were made solely for purposes of the contract between the Company and Covidien and are subject to important qualifications and limitations agreed to by the Company and Covidien in connection with negotiating the Purchase Agreement. Accordingly, you should not rely on the representations and warranties as accurate or complete or characterizations of the actual state of facts as of any specified date since they are modified in important part by the underlying disclosure schedules which will not be filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk between the Company and Covidien rather than establishing matters as facts.

ITEM 7.01. REGULATION FD DISCLOSURE

On October 28, 2013, the Company issued a press release (the “Press Release”) announcing that it agreed to acquire the Confluent Surgical product lines, including surgical sealants, adhesion barrier and, most importantly, DuraSeal™, from Covidien. The Press Release states that the companies expect to complete this transaction by the end of the first calendar quarter of 2014, subject to receipt of regulatory approvals. The Press Release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information furnished in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, unless the Company specifically states that the information is to be considered “filed” under the Exchange Act or incorporates it by reference into a filing under the Exchange Act or the Securities Act of 1933, as amended.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit Number	Description of Exhibit

99.1	Press release, dated October 28, 2013, issued by Integra LifeSciences Holdings Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

Date: October 28, 2013	By:	/s/ John B. Henneman, III
John B. Henneman, III
Corporate Vice President, Finance and
Administration, and Chief Financial Officer

Exhibit Index

Exhibit Number	Description of Exhibit

99.1	Press release, dated October 28, 2013, issued by Integra LifeSciences Holdings Corporation